EXHIBIT 10.20
                              AGREEMENT AND RELEASE

         This Agreement and  Release ("Agreement") is dated as of June 13, 2000
between   OnHealth   Network  Company   ("OnHealth")   and  Rebecca  J.  Farwell
("Farwell").

                                    RECITALS

         OnHealth has employed Farwell as General Manager. Farwell has announced her intention to resign from OnHealth to assume a management position with a competitor of OnHealth. This Agreement is intended to provide Farwell with specified benefits in exchange for her release of claims and agreement to compete with OnHealth in a fair and appropriate manner.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of Farwell's receipt of benefits under this Agreement and the other mutual covenants in this Agreement, the parties agree as follows:

         1. FARWELL'S RESIGNATION. Farwell's employment with OnHealth shall end on June 13, 2000. On June 13, 2000, Farwell will receive payment for all salary and accrued but unused vacation time. Farwell's medical, dental, vision and life insurance will end on June 30, 2000, while her short-term and long-term disability coverage will end on June 13, 2000.

         2. FARWELL'S BENEFITS. Farwell shall receive the following benefits:

                  a. BONUS. On June 13, 2000, Farwell will receive a bonus of $50,000.

                  b. INSURED BENEFITS. If Farwell elects to continue her health insurance coverage through COBRA, OnHealth will pay the premiums until the sooner of (i) Farwell's coverage through another employer, and (ii) May 30, 2001.

Farwell recognizes that Paragraph 2 provides benefits beyond which she otherwise was not entitled.

         3. TRANSITION OF FARWELL'S DUTIES. Before her resignation, Farwell shall assist OnHealth in transitioning her duties to other OnHealth personnel. For the two (2) weeks after her resignation, Farwell shall be available on reasonable notice to answer questions and further assist in transitioning her duties. Such duties will require no more than seven (7) hours per week.

         4.  CONFIDENTIALITY.

                  a. "Confidential Information" means all not publicly disclosed information, and all documents and other tangible things which record it, relating to or used in OnHealth's business, whether or not a "trade secret",


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which is not generally  known to OnHealth's  competitors and was disclosed to or developed by Farwell as a result of employment with OnHealth. Confidential Information includes the following especially sensitive, not publicly disclosed information: (i) OnHealth's marketing plans and strategies; (ii) OnHealth's finances; (iii) OnHealth's software and business records.

                  b. Farwell represents that as of June 13, 2000 she has surrendered to OnHealth, without retaining copies, all tangible things that are or contain Confidential Information. Farwell also has returned all files, correspondence, memoranda, computer software and printouts, work papers, files, client lists, and other tangible things that OnHealth gave to Farwell, or that Farwell created in whole or part within the scope of her employment, even if they do not contain Confidential Information.

         5. RESTRICTIVE COVENANTS. Beginning on June 13, 2000, Farwell shall not
(i) for a period of six (6) months hire or otherwise engage any person employed by OnHealth to perform services for Farwell or her employer; (ii) for a period of twelve (12) months solicit any person employed by OnHealth to perform services for Farwell or her employer or any other person or entity; (iii) for a period of twelve (12) months persuade or attempt to persuade Cleveland Clinic to alter or discontinue its relationship with OnHealth.

         6. RELEASE.

                  a. Farwell represents that she has no pending complaints, charges or lawsuits relating to employment with OnHealth.

                  b. On behalf of her marital community, if any, Farwell hereby forever and completely GIVES UP, WAIVES, DISCHARGES, and RELEASES OnHealth, any affiliated companies (including Healtheon/WebMD), and OnHealth's and its affiliated companies' officers, directors, employees, successors, assigns, representatives and agents (collectively, "OnHealth Parties") from any claim, liability, cause of action, damage or charge Farwell has or may have had against any of them which is related to or arises out of anything occurring before Farwell signs this Agreement. This includes, but is not limited to, anything RELATED TO FARWELL'S EMPLOYMENT OR SEPARATION FROM EMPLOYMENT. Farwell also promises that she will never file or press or join in any claim, charge, complaint or lawsuit based on any such thing. However, this release shall not be construed to prevent Farwell from (i) filing a lawsuit for the sole purpose of enforcing her rights under this Agreement; (ii) bringing before any administrative agency matters for which such agencies have jurisdiction; (iii) filing a lawsuit based upon events, acts or omissions occurring after the execution of this Agreement.

         7. CONFIDENTIALITY. Farwell shall not disclose the existence or terms of this Agreement to any person except her attorney, accountant and immediate family. In addition, neither Farwell nor her future employer shall announce or publicly disclose or imply that Farwell will be leaving OnHealth or joining any other employer until the sooner of (i) June 16, 2000; and (ii) OnHealth's public disclosure of Farwell's resignation. Farwell will have the right to approve OnHealth's press release about her resignation, such approval to be provided within twelve (12) hours of being supplied to her, and such approval not to be unreasonably withheld.


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         8.  REMEDIES.  Farwell  acknowledges  that  OnHealth  would be  greatly injured by, and would have no adequate remedy at law for, Farwell's breach of Paragraph 3, 4, 5, 6 or 7. Farwell therefore consents that if such breach occurs or is threatened, OnHealth may, in addition to all other remedies, enjoin Farwell (together with all persons acting in concert with her) from such breach or threatened breach. In any lawsuit arising out of or relating to this Agreement, the prevailing party shall recover reasonable her or its costs and reasonable attorneys' fees.

         9. ASSIGNMENT. OnHealth may assign rights and duties under this Agreement, but Farwell may not. This Agreement shall bind Farwell's heirs and personal representatives, and inure to the benefit of OnHealth and its successors and/or assigns.

         10. CONTROLLING LAW/FORUM. Washington law shall govern this Agreement. Subject to Paragraph 10, for any claim or cause of action arising under this Agreement, OnHealth and Farwell consent to the exclusive jurisdiction of any state or federal court within Seattle, Washington, and waive any objection based on jurisdiction or venue, including FORUM NON CONVENIENS.

         11. MISCELLANEOUS. This Agreement is the entire agreement between the parties on its subject matters, and supersedes all prior and contemporaneous discussions and understandings. No waiver, modification or termination of any term of this Agreement shall be effective unless in writing and signed by all parties. The provisions of this Agreement are severable, and if any part of the Agreement is found to be unenforceable, the remainder of the Agreement shall remain fully valid and enforceable.

         12. ACKNOWLEDGEMENT. Farwell acknowledges that she has reviewed this Agreement with an attorney. Farwell signs this Agreement of her own free will and based upon her own judgment and decision.


REBECCA J. FARWELL                             ONHEALTH NETWORK COMPANY


\s\ REBECCA J. FARWELL                         By  \S\ RON STEVENS
------------------------------                    -----------------------------
                                               Its  COO



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